ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

767 Fifth Avenue – Suite 4700

New York, New York 10153

March 16, 2012

VIA ELECTRONIC TRANSMISSION

Loan Lauren P. Nguyen

Special Counsel
United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549-1004

Re:	Icahn Enterprises L.P., Icahn Enterprises Finance Corp. and Icahn Enterprises Holdings L.P.

Registration Statement on Form S-4

Filed January 20, 2012

File No. 333-179109

Dear Ms. Nguyen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Icahn Enterprises L.P., Icahn Enterprises Finance Corp. and Icahn Enterprises Holdings L.P. (collectively, the “Company”) hereby request acceleration of the effective date of the above-referenced Registration Statement on Form S-4, File No. 333-179109 (the “Registration Statement”) so that it may become effective at 12:00 noon Eastern Time on Tuesday, March 20, 2012, or as soon thereafter as practicable.

The Company hereby acknowledges that:

(a)       should the United States Securities and Exchange Commission (the “Commission”) or its staff, acting pursuant to delegated authority, declare the Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

(b)       the action of the Commission or its staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Company from its full responsibility for the accuracy and adequacy of the disclosure in the Registration Statement; and

(c)       it may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

ICAHN ENTERPRISES L.P.

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi
Title: President and Principal Executive Officer

ICAHN ENTERPRISES FINANCE CORP.

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi
Title: President and Principal Executive Officer

ICAHN ENTERPRISES HOLDINGS L.P.

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi
Title: President and Principal Executive Officer